EXHIBIT 23

KPMG Peat Marwick LLP

233 South 13th Street, Suite 1600
Lincoln, NE 68508-2041

Two Central Park Plaza
Suite 1501
Omaha, NE 68102


                             Accountants' Consent

The Board of Directors
Aliant Communications Inc.

We consent to the inclusion of our report dated February 6, 1998, with respect to the consolidated balance sheets of Aliant Communications Inc. and subsidiaries as of December 31, 1997 and 1996, and related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K of Aliant Communications Inc. dated March 20, 1998.

                                           /s/ KPMG Peat Marwick LLP

Lincoln, Nebraska
March 20, 1998